                                                Filed pursuant to Rule 424(b)(3)
                                          File Number 333-57180 and 333-57180-01

PROSPECTUS SUPPLEMENT NO. 9

                                $3,035,000,000

                         TYCO INTERNATIONAL GROUP S.A.

                  ZERO COUPON CONVERTIBLE DEBENTURES DUE 2021

                    FULLY AND UNCONDITIONALLY GUARANTEED BY
                     AND CONVERTIBLE INTO COMMON SHARES OF

                            TYCO INTERNATIONAL LTD.

   This prospectus supplement supplements the prospectus dated April 2, 2001 of Tyco International Group S.A. and Tyco International Ltd., as supplemented April 13, 2001, April 27, 2001, May 14, 2001, May 21, 2001, June 5, 2001, June
19, 2001, July 5, 2001, and July 26, 2001, relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of our securityholders' interests) of up to $3,035,000,000 aggregate principal amount at maturity of the debentures and the common shares issuable upon conversion, and/or purchase by us, of the debentures. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

   The table in the "Selling Securityholders" section on page 36 of the prospectus is hereby further supplemented by the addition of the following information regarding selling securityholders, which information includes amounts that are in addition to, and that, in some cases, may be in substitution for, amounts listed for the same or other selling securityholders in the prospectus and in prior supplements.

   The table of Selling Securityholders contained in the prospectus is hereby amended to add the entity who is named below as a selling securityholder.

                                                     Aggregate
                                                  Principal Amount               Number of Tyco Percentage of
                                                   at Maturity of  Percentage of Common Shares   Tyco Common
                                                  Debentures That   Debentures    That May be       Shares
Name                                                May be Sold     Outstanding     Sold(1)     Outstanding(2)
----                                              ---------------- ------------- -------------- --------------
CDC IXIS PARIS...................................   $40,000,000         1.3%        347,664           *

   Additionally, the following represents updated information regarding the selling securityholders listed in the Selling Securityholder table in the prospectus:

                                                     Aggregate
                                                  Principal Amount               Number of Tyco Percentage of
                                                   at Maturity of  Percentage of Common Shares   Tyco Common
                                                  Debentures That   Debentures    That May be       Shares
Name                                                May be Sold     Outstanding     Sold(1)     Outstanding(2)
----                                              ---------------- ------------- -------------- --------------
Credit Suisse First Boston Corporation (3).......   $775,000,000       25.5%       6,735,990          *
KBC Financial Products USA.......................     19,750,000         *           171,659          *
Merrill Lynch, Pierce, Fenner and Smith Inc......     21,100,000         *           183,392          *

--------
 *  Less than one percent (1%).
(1) Assumes conversion of all of the holder's debentures at a conversion rate of 8.6916 Tyco common shares per $1,000 principal amount at maturity of the debentures. This conversion rate is subject to adjustment, however, as described under "Description of the Debentures--Conversion Rights--Conversion Rate and Delivery of Tyco Common Shares." As a result, the number of Tyco common shares issuable upon conversion of the debentures may increase or decrease in the future. Does not include Tyco common shares that may be issued by us upon purchase of debentures by us at the option of the holder.
(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 1,935,521,933 Tyco common shares outstanding as of July 5, 2001. In calculating this amount for each holder, we treated as outstanding the number of Tyco common shares issuable upon conversion of all of that holder's debentures, but we did not assume conversion of any other holder's debentures. Does not include Tyco common shares that may be issued by us upon purchase of debentures by us at the option of the holder.
(3) Credit Suisse First Boston Corporation ("CSFB") and Tyco International Group S.A., Tyco International Ltd., and their affiliates have, within the past three years, engaged in, and may in the future engage in, investment banking and other commercial dealings, and CSFB acted as the initial purchaser in the private placement in which the debentures were originally issued. CSFB has received customary fees and commissions for these transactions.

    Investing in the debentures involves risks that are described in the "Risk Factors Relating to the Debentures" section beginning on page 10 of the prospectus.

   Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The date of this prospectus supplement is August 16, 2001.